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NEURALSTEM’S CELLS INDUCE IMPROVEMENT IN ACUTE SPINAL CORD INJURY RATS, UCSD STUDY SHOWS

ROCKVILLE, Md, May 28, 2013 -- Neuralstem, Inc. (NYSE MKT: CUR) announced that a paper published today in the journal, STEM CELL RESEARCH AND THERAPY http://stemcellres.com/, showed that rats transplanted with its spinal cord-derived human neural stem cells, NSI-566, three days after a spinal cord injury at L3 (lumbar 3), showed improvement along several measures of motor function and a reduction of spasticity. The study, “Amelioration of Motor/Sensory Dysfunction and Spasticity in a Rat Model of Acute Lumbar Spinal Cord Injury by Human Neural Stem Cell Transplantation,” was led by principal investigator, Martin Marsala, MD, of the University of California, San Diego School of Medicine.

The study demonstrated that intraspinal grafting of NSI-566 cells during the acute phase of a spinal cord injury could represent a safe and effective treatment that ameliorates post-injury motor and sensory deficits. Based on the rat data, such cell therapy in humans may provide both qualitative and quantitative benefits and lead to significant long-term improvement of the structural integrity of a trauma-injured spinal cord.

“This paper is the latest from our collaborators at the UC San Diego School of Medicine to show that our cells provide benefit in spinal cord injury models,” said Karl Johe, PhD, Neuralstem Chairman and Chief Scientific Officer and a study author. “Dr. Marsala’s lab first demonstrated that NSI-566 transplantation in rats paralyzed due to ischemia in the cord led to improved ambulatory function. This was followed by demonstration of motor neuron rescue by these cells in a rat model of ALS. The researchers also used the same cells in normal healthy rats and pigs to demonstrate the safety of the cells, which were subsequently used in humans in our Phase I ALS trial. In September, another UC San Diego study independently showed that NSI-566 cells, transplanted into rats with a complete transection at T3 (thoracic 3), were able to form functional relays with the host spinal cord. This study now demonstrates the potential effectiveness of NSI-566 cells in treating acute spinal cord injury.

“UC San Diego has done pioneering work in this area,” Dr. Johe went on. “We look forward to our continued collaboration with them as one of the centers in our upcoming spinal cord injury trial.”

“The fact that spinally-injured animals receiving spinal grafts of human spinal stem cells showed a functional improvement in the paw placement, reduction in muscle spasticity and injury-cavity filling effect by grafted cells, is very encouraging,” said Dr. Marsala, senior study author and a professor in the Department of Anesthesiology at the UC San Diego School of Medicine.

About Neuralstem

Neuralstem’s patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem completed an FDA-approved Phase I safety clinical trial for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig’s disease, in February 2013, and has received FDA approval to begin Phase II. Neuralstem has been awarded orphan status designation by the FDA for its ALS cell therapy.

In addition to ALS, the company is also targeting major central nervous system conditions with its NSI-566 cell therapy platform, including spinal cord injury, ischemic stroke and glioblastoma (brain cancer). The company received approval to commence a Phase I safety trial in chronic spinal cord injury in January 2013.

Neuralstem also has the ability to generate stable human neural stem cell lines suitable for the systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain’s capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions.  The company is in the last cohort of a Phase Ib safety trial evaluating NSI-189, its first neurogenic small molecule compound, for the treatment of major depressive disorder (MDD). Additional indications could include traumatic brain injury (TBI), Alzheimer’s disease, and post-traumatic stress disorder (PTSD).

For more information, please visit www.neuralstem.com or connect with us on Twitter, Facebook and LinkedIn

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem’s periodic reports, including the annual report on Form 10-K for the year ended December 31, 2012 and the Form 10-Q for the period ended March 30, 2013.

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